UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 10, 2007

The Toro Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-8649	41-0580470
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8111 Lyndale Avenue South, Bloomington, Minnesota		55420
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952-888-8801

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 10, 2007, The Toro Company ("Toro"), Toro Credit Company, Toro Manufacturing LLC, Exmark Manufacturing Company Incorporated, and certain other subsidiaries of Toro (collectively, the "Borrowers"), entered into a second amendment (the "Amendment") to the credit agreement dated as of September 8, 2004, and as previously amended on October 25, 2005 (as amended, the "Credit Agreement"), with certain lenders, and Bank of America, N.A., as administrative agent, swingline lender and letter of credit issuer (the "Administrative Agent"). The Credit Agreement provides for a $175 million unsecured senior five-year revolving credit facility, with a $20 million sublimit for the issuance of standby letters of credit and a $20 million sublimit for swingline loans. Pursuant to the terms of the Amendment, at the Borrowers’ election, the aggregate maximum principal amount available under the Credit Agreement may be increased by an amount up to $100 million in the aggregate, which represents an increase from $75 million under the terms of the Credit Agreement, as previously amended. Funds are available under the credit facility for working capital, capital expenditures and other lawful purposes including acquisitions and stock repurchases.

In addition to potentially increasing the borrowing capacity of Toro, the Amendment also extended the maturity date of the facility from October 25, 2010 to January 10. 2012, revised the basis for determining the variable interest rate applicable to all Eurocurrency loans under the Credit Agreement, and revised the restricted payment negative covenant. With respect to the interest rate change, pursuant to the terms of the Amendment, at the Borrowers’ option, any Eurocurrency loan under the Credit Agreement will bear interest at a variable rate based on LIBOR plus a basis point spread determined by reference to not only Toro’s debt ratings, as was the case under the Credit Agreement, as previously amended, but also a ratio of Toro’s total indebtedness to Toro’s consolidated earnings before interest and taxes, plus depreciation and amortization expense, each as defined in the Credit Agreement, as amended. The maximum basis point spread applicable to Eurocurrency loans was also lowered.. With respect to the restricted payment negative covenant, so long as Toro maintains a ratio of total indebtedness to the sum of consolidated earnings before interest and taxes plus depreciation and amortization expense at less than or equal to 2 to 1, Toro will no longer be subject to a limitation on its ability to pay cash dividends or repurchase its shares of capital stock or rights to acquire shares of capital stock as was the case under the Credit Agreement, as previously amended. If that ratio is greater than 2 to 1, Toro is limited to payment of cash dividends and cash for repurchases of shares of capital stock or rights to acquire shares of capital stock to an amount not more than $50 million in any fiscal year.

The description of the Amendment set forth above is qualified by the Agreement filed as Exhibit 10(a) to this Current Report on Form 8-K and is hereby incorporated herein by this reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under "Section 1 – Registrant’s Business and Operations – Item 1.01 Entry into a Material Definitive Agreement" is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits. The following exhibit is filed herewith:

Exhibit No. Description
10(a) Amendment No. 2 to Credit Agreement dated as of January 10, 2007, among The Toro Company, Toro Credit Company, Toro Manufacturing LLC, Exmark Manufacturing Company Incorporated, and certain subsidiaries, as Borrowers, the lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swingline Lender and Letter of Credit Issuer

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Toro Company

January 12, 2007	By:	Stephen P. Wolfe

Name: Stephen P. Wolfe
Title: Vice President Finance and Chief Financial Officer (duly authorized officer and principal financial officer)

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Exhibit Index

Exhibit No.	Description

10.(a)	Amendment No. 2 to Credit Agreement dated as of January 10, 2007